Exhibit 99.1: Peoples Financial Corporation Press Release Dated December 13, 2004

FOR IMMEDIATE RELEASE

For more information, contact:
Investor Relations 228-435-8208
investorrelations@thepeoples.com

PEOPLES FINANCIAL CORPORATION INCREASES DIVIDEND
TO $.18 PER SHARE

Biloxi, MS (December 13, 2004)—The board of directors of Peoples Financial Corporation (NASDAQ Small Cap: PFBX), parent of The Peoples Bank, voted to raise the holding company’s regular semiannual cash dividend to $.18 per common share, payable January 17, 2005, to stockholders of record January 10, 2005.

On annualized basis, the new dividend is 12.5% higher than dividends paid in 2004 and 38.5% more than what was paid in 2003. The semi-annual dividend has been raised six times since 2000.

“Our higher dividend represents a projected payout of about 38% of net income exclusive of extraordinary items this year,” said Chevis C. Swetman, chairman and CEO of the bank and holding company. “We‘re gratified again to accomplish our goal of paying out at least 35% of earnings to shareholders. In addition, the preferential tax treatment given to qualified dividends gives the board added incentive to share the company’s earnings with its owners,” he added.

Founded in 1896, with $617 million in assets as of September 30, 2004, The Peoples Bank operates 16 full-service branches and 37 ATMs along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to a comprehensive range of retail and commercial banking services, the bank also operates an asset management department that has provided customers with financial, estate and retirement planning services since 1936. The Peoples Bank is a wholly-owned subsidiary of Peoples Financial Corporation, listed on the NASDAQ Small Cap Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com .

This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.